#014 Putnam High Yield Trust
2/28/06 Semiannual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended February 28, 2006 Putnam Management has assumed $12,067 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 8).






72DD1 (000s omitted)

Class A	 	 $63,781
Class B		  16,350
Class C		   2,206

72DD2 (000s omitted)

Class M		  $747
Class R		    14
Class Y		 7,636

73A1

Class A		$0.294
Class B		 0.264
Class C	      0.265

73A2

Class M 		$0.282
Class R		 0.283
Class Y		 0.306

74U1 (000s omitted)

Class A		 211,294
Class B		  56,964
Class C		   8,639

74U2 (000s omitted)

Class M		 2,591
Class R		    42
Class Y		 24,807


74V1

Class A		$7.99
Class B		 7.95
Class C		 7.96

74V2

Class M		$8.00
Class R		 7.97
Class Y		 7.95


85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.